EXHIBIT 10.45

AMENDMENT NO. 2 to SEVERANCE AGREEMENT

          This Amendment No. 2 (the “Amendment”) dated as of December 21, 2011 (the “Effective Date”) amends that certain Severance Agreement dated as of July14, 2009 between TheStreet, Inc., a Delaware corporation (f/k/a TheStreet.com, Inc., the “Company”) and Gregory E. Barton (“Barton” and, collectively with the Company, the “Parties”), as previously amended by Amendment No. 1 thereto dated as of March 28, 2011 (as so amended, the “Agreement”).

          Pursuant to this Amendment, the parties hereby agree to further amend the Agreement, effective on Effective Date, as follows:

1.	Section 1(a) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(a) In the event that the Company (or Successor (as defined below), if applicable) terminates Barton’s employment with the Company (or Successor, as applicable) without Cause or Barton voluntarily terminates his employment with the Company (or Successor, if applicable) for Good Reason, in either case on or before July 14, 2014 (the date of such termination, the “Termination Date”), then:

(i)

the Company (or Successor, if applicable) shall (A) pay Barton an amount equal to nine (9) months of Barton’s base salary (at the annual rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Barton to terminate his employment with Good Reason); and (B) pay on Barton’s behalf (for a period of nine (9) months or such lesser period as Barton may elect) the full cost of premiums for continuation of any benefits that Barton is eligible under COBRA to elect to (and does elect to) continue; and

(ii)

for purposes of determining the number of vested (and, in the case of stock options and stock appreciation rights, exercisable) shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards under each stock-based award agreement outstanding on the Termination Date between the Parties (the “Stock-Based Award Agreements”), (X) Barton shall be treated on the Termination Date as if his full-time employment with the Company had continued through the first anniversary of the Termination Date (the “First Anniversary”) and been terminated by the Company without cause (as defined in each Stock-Based Award Agreement for the purposes of such agreement) immediately thereafter, and (Y) the vesting of any shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards under the Stock-Based Award Agreements that would not have vested (or, in the case of stock options and stock appreciation rights, become exercisable) had Barton remained in employment through the First Anniversary shall be suspended and such shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards shall be automatically forfeited and expire on the sixth month anniversary of the Termination Date (the “Six-Month Anniversary”) unless a definitive agreement, tender offer or a letter of intent respecting a Change of Control (as such term is defined in TheStreet.com, Inc. 2007 Performance Incentive Plan, as amended and restated effective May 27, 2010) transaction involving the Company (a “Change of Control Agreement”) is entered into or received (as the case may be) by the Company subsequent to the Effective Date but prior to the Six-Month Anniversary, in which case such shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards shall be automatically forfeited and expire on the First Anniversary unless a Change of Control as contemplated by the Change in Control Agreement is consummated by the First Anniversary in which case such shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards shall immediately vest (and in the case of stock options or stock appreciation rights become immediately exercisable) upon the consummation of the Change of Control. Nothing contained herein is intended to adversely affect any of Barton’s rights under the Stock-Based Award Agreements.”

2.	Section 1(d) of the Agreement hereby is amended to replace the phrase “Section 1(a)(i)” with the phrase “Section 1(a)(i)(A)”.

3.	Except as expressly set forth above, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THESTREET, INC.

By:	/s/ William R. Gruver	/s/ Gregory Barton

Name:	William R. Gruver	Gregory Barton

Title:	Chair, Compensation Committee